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EXHIBIT 10.28.3

Second Amendment to Revolving Credit Agreement

        This Second Amendment to the Revolving Credit Agreement (the "Credit Agreement"), dated as of March 25, 2003 between Union Carbide Corporation, as Borrower ("Borrower") and The Dow Chemical Company, as Lender ("Lender") is effective as of January 1, 2004 (this "Amendment"). Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Credit Agreement.

W I T N E S S E T H:

        WHEREAS, Borrower and Lender have entered into the Credit Agreement;

        WHEREAS, the parties wish to extend the term of the Credit Agreement;

        WHEREAS, Borrower's wholly-owned subsidiary, Union Carbide Subsidiary C, Inc. ("UCSC") is a member of Univation Technologies, LLC ("Univation"), a limited liability company formed pursuant to a Limited Liability Company Agreement dated April 10, 1997 between Exxon Chemical Licensing Company ("Exxon Chemical") and UCSC;

        WHEREAS, Borrower is a party to a number of agreements relating to the Univation entity and has a number of obligations running to Univation, Exxon Chemical and certain other affiliates of Exxon Chemical (Exxon Chemical and such affiliates, the "Exxon Parties") under such agreements, including obligations to provide funding to UCSC and to provide certain services to Univation and certain of the Exxon Parties;

        WHEREAS, Lender entered into the Univation Reorganization Agreement, dated December 4, 2000, among Exxon Chemical, ExxonMobil Chemical Company ("ExxonMobil"), Lender, Borrower, UCSC, and Univation (the "Reorganization Agreement"), pursuant to which, among other things, the Lender agreed to be responsible for Borrower's obligations under the Formation Agreements (as such term is defined in the Reorganization Agreement) and under agreements and documents entered by Borrower after the date of the Reorganization Agreement in connection with Univation (the Formation Agreements and such other agreements, collectively, the "Univation Agreements");

        WHEREAS, the parties acknowledge that Borrower may use the proceeds of the Credit Agreement for its normal operations, including events such as meeting its obligations under the Univation Agreements and that, in addition, Univation or the Exxon Parties may come directly to Lender for performance of such obligations in accordance with the Reorganization Agreement;

        WHEREAS, the parties wish to formalize their intention, existing at the time of the Reorganization Agreement, that, should Lender provide funds, services or other items of value to UCSC, Univation or the Exxon Parties pursuant to Lender's undertakings in the Reorganization Agreement, Borrower will reimburse Lender, and to this end the parties executed the Univation Reimbursement Agreement, effective as of January 1, 2004, which provided for such reimbursement (the "Univation Reimbursement Obligation"); and

        WHEREAS, the parties wish for the Univation Reimbursement Obligation to be secured under the Pledge and Security Agreement between the Borrower and the Lender, dated as of March 25, 2003 (the "Security Agreement").

        NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Borrower and Lender hereby agree as follows:

1)
The Credit Agreement is amended as follows:

          (i)    The definition of "Change of Control", "Loan Availability", "Reimbursement Obligations" and "Scheduled Termination Date" are amended to read in their entirety as follows:

    "Change of Control" means (x) any direct or indirect transfer or change of ownership interest in Borrower that results in Lender owning, directly or indirectly, less than eighty percent (80%) of the voting rights and economic interest of Borrower, or (y) control of Borrower is removed from Lender's board of directors or an entity other than Lender or a Lender Affiliate replaces a majority of the directors that constitute Borrower's board of directors.

    "Loan Availability" means, as of any time, the Commitment in effect at such time less the sum of (a) the aggregate principal amount of Loans outstanding at such time, (b) the aggregate amount of Credit Enhancement Obligations (other than Credit Enhancement Obligations that have become Loans pursuant to Section 2.4(f)) outstanding as of such time, and (c) the unused Univation Commitment.

    "Reimbursement Obligations" means, at any time with respect to any Credit Enhancement or the Univation Reimbursement Obligation, all matured reimbursement or repayment obligations of Borrower to Lender then owing under the Reimbursement Agreement or the Univation Reimbursement Agreement relating to such Credit Enhancement or the Univation Undertaking, as applicable, as a result of Lender having advanced funds (or in the case of the Univation Undertaking, advanced funds or provided services or other items of value) to the beneficiary of such Credit Enhancement or the Univation Undertaking.

    "Scheduled Termination Date" means March 25, 2005.

          (ii)   New definitions of "Reorganization Agreement", "UCSC Loan Agreement", "Univation Commitment", "Univation Reimbursement Agreement" "Univation Reimbursement Obligation" and "Univation Undertaking" are added to Section 1.1, reading in their entirety as follows:

    "Reorganization Agreement" means the Univation Reorganization Agreement dated as of December 4, 2000, among Exxon Chemical Licensing Company, ExxonMobil Chemical Company, Lender, Borrower, Union Carbide Subsidiary C, Inc. and Univation Technologies, LLC.

    "UCSC Loan Agreement" means, the Loan Agreement, effective as of January 1, 2004, between the Lender and Union Carbide Subsidiary C, Inc, a Delaware corporation and wholly-owned subsidiary of the Borrower.

    "Univation Commitment" has the meaning specified in the UCSC Loan Agreement.

    "Univation Reimbursement Agreement" has the meaning specified in Section 2.4(e)(ii).

    "Univation Reimbursement Obligation" has the meaning specified in Section 2.4(e)(ii).

    "Univation Undertaking" means, the undertakings and agreements made by Lender in Article 2 of the Reorganization Agreement.

          (iii)  The definition of "Voting Stock" is hereby deleted in its entirety.

          (iv)  A new sentence is to be added to the end of Section 2.1, reading in its entirety as follows:

            "Notwithstanding the foregoing, if at any time the Lender is required to make a payment with respect to the Univation Undertaking, the Commitment will be increased by the amount of that payment even if the Commitment has been otherwise terminated under Section 2.3 hereof. If the Commitment has been increased pursuant to the foregoing and any repayment is made by the Borrower with respect to the Univation Undertaking, the Commitment will be reduced by the repayment amount but, subject to the Lender's rights under Section 2.3, will not be reduced below the original Commitment (it being understood that the Commitment may be increased again in respect of subsequent payments required to be made with respect to the Univation Undertaking)."

          (v)   Section 2.4(e) is hereby amended to be called 2.4(e)(i).

          (vi)  A new Section 2.4(e)(ii) is added, reading in its entirety as follows:

            (e)(ii) In addition to the Reimbursement Agreements contemplated by Section 2.4(e)(i), Borrower and Lender are entering into a Reimbursement Agreement (the "Univation Reimbursement Agreement") pursuant to which Borrower has a reimbursement obligation (the "Univation Reimbursement Obligation") for any funds, services or other goods provided to Exxon Chemical Licensing Company, ExxonMobil Chemical Company, Union Carbide Subsidiary C, Inc. or Univation Technologies, LLC pursuant to the Univation Undertaking.

  Notwithstanding that the parties are entering into the Univation Reimbursement Agreement, the Univation Undertaking shall not be treated as a Credit Enhancement under this Agreement, including, without limitation, for the purposes of Section 2.10 (Fees).

          (vii) Section 2.4(f) is hereby amended by adding the words "or the Univation Undertaking" after the words "Credit Enhancement" in each place they appear.

          (viii) Section 2.4(g) is hereby amended by adding the words "or the Univation Undertaking" after the words "Credit Enhancement" in each place they appear.

          (ix)  Section 2.11(c) is hereby amended by adding the words "and the unused Univation Commitment" after the words "Credit Enhancement Contingent Liabilities" in each place they appear.

          (x)   Section 2.11(d)(iv) is hereby amended by adding the words "and the unused Univation Commitment" after the words "Credit Enhancement Contingent Liabilities".

          (xi)  Section 9.3 is hereby amended and reads in its entirety:

            Upon the Termination Date, the Borrower shall pay to Lender in immediately available funds at Lender's office referred to in Section 10.6, for deposit in a cash collateral account (the "Cash Collateral Account") to be maintained in the name of Lender at such place as shall be designated by Lender, an amount equal to (a) 110% of the sum of all outstanding Credit Enhancement Contingent Liabilities which are denominated in U.S. dollars and the current unused Univation Commitment (b) 125% of the sum of all outstanding Credit Enhancement Contingent Liabilities (if any) which are denominated in currencies other than U.S. dollars. Any amount in the Cash Collateral Account shall bear interest for the benefit of the Borrower at a rate per annum of LIBOR plus 0.125%. Lender may, from time to time after funds are deposited in the Cash Collateral Account, apply funds then held in the Cash Collateral Account to the payment of any amounts, in accordance with Section 2.11(d)(iii) and (iv), as shall have become or shall become due and payable by Borrower to Lender in respect of such Credit Enhancement Contingent Liabilities or the Univation Commitment. Lender shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application. At the end of each calendar quarter following the establishment of the Cash Collateral Account, Lender shall determine the aggregate amount of all Credit Enhancement Contingent Liabilities and the unused Univation Commitment outstanding at the end of such calendar quarter (the "Remaining Contingent Liabilities") and, if the cash then on deposit in the Cash Collateral Account exceeds an amount equal to the sum of (a) 110% of the sum of all Remaining Contingent Liabilities which are denominated in U.S. dollars and (b) 125% of the sum of all Remaining Contingent Liabilities (if any) which are denominated in currencies other than U.S. dollars, Lender shall release such excess to Borrower within 30 days of the end of such calendar quarter. Except as provided in the foregoing sentence, neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Account at any time prior to the termination of all outstanding Credit Enhancements, the drawing of the entire Univation Commitment and the payment in full of all then outstanding and payable monetary Obligations, but thereafter any amounts remaining in the Cash Collateral Account shall be for the sole account of Borrower. Any determination of Remaining Contingent Liabilities hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (xii) Section 10.5 is hereby amended and reads in its entirety:

            Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all funds at any time held and other indebtedness or other amounts at any time owing by Lender or such Affiliates to or for the credit or the account of Borrower (or any Subsidiary Guarantor) against any and all of the Obligations now or hereafter existing whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be unmatured. Lender agrees promptly to notify Borrower (and, if applicable, such Subsidiary Guarantor) after any such set-off and application is made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section 10.5 are in addition to the other rights and remedies (including other rights of set-off under Section 2.10 (a) of the Amended and Restated Revolving Loan Agreement between Borrower and Lender effective as of January 1, 2004, and any other rights of set-off) which Lender may have. In the event any amount is set-off against any unmatured Credit

  Enhancement Obligation or the unused Univation Commitment, the amount set-off against such unmatured Credit Enhancement Obligation or the unused Univation Commitment shall be used to cash collateralize such Credit Enhancement Obligation or the unused Univation Commitment in accordance with Section 9.3.

2)        Security.    For the avoidance of doubt, the parties agree that, without duplication, the Univation Reimbursement Obligation is one of the Obligations as defined under the Security Agreement.

3)        Authorization.    Each Party hereto represents to the others that (a) such Party has all necessary power and authority to enter into this Amendment; (b) the execution and delivery by such Party of this Amendment has been duly authorized by all requisite corporate or other action on the part of such Party; and (c) this Amendment has been duly executed and delivered by such Party.

4)        Credit Agreement Remains in Effect.    Except as expressly amended by this Amendment, the Credit Agreement remains in full force and effect and nothing in this Amendment shall otherwise affect any other provision of the Credit Agreement or the rights and obligations of the Parties thereto.

5)        Counterparts.    This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

6)        Governing Law.    This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its provisions concerning conflicts of laws.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

UNION CARBIDE CORPORATION
By:	/s/ EDWARD W. RICH
Name:	Edward W. Rich
Title:	Chief Financial Officer, Vice President and Treasurer
THE DOW CHEMICAL COMPANY
By:	/s/ J. P. REINHARD
Name:	J. P. Reinhard
Title:	Executive Vice President and Chief Financial Officer

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  EXHIBIT 10.28.3
Second Amendment to Revolving Credit Agreement